Exhibit 99.1
PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS
Generated Record Revenue and 5% Positive Operating Leverage
Increases Planned Share Repurchases
Fourth Quarter 2025 net income was $2.0 Billion, $4.88 Diluted EPS
Grew NII, NIM and noninterest income; increased loans and deposits
Closed FirstBank Acquisition on Jan. 5, 2026
PITTSBURGH, Jan. 16, 2026 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter		For the year
In millions, except per share data and as noted	4Q25	3Q25	2025	2024	Fourth Quarter Highlights
					▪
Financial Results					Comparisons reflect 4Q25 vs. 3Q25
Net interest income (NII)	$3,731	$3,648	$14,410	$13,499
Income Statement
▪Record revenue of $6.1 billion increased 3%
–NII increased 2%; NIM of 2.84% increased 5 bps
–Fee income increased 3% driven by higher capital markets and advisory fees
–Other noninterest income of $217 million included negative $41 million of Visa derivative adjustments
▪Noninterest expense increased 4%
–Efficiency ratio of 59%
•Effective tax rate of 12.7% reflected favorable resolution of several tax matters
Balance Sheet
▪Average loans increased $2.0 billion, or 1%
▪Average deposits grew $7.7 billion, or 2%
▪Net loan charge-offs were $162 million, or 0.20% annualized to average loans
▪AOCI improved $0.7 billion to negative $3.4 billion
▪TBV per share increased 4% to $112.51
▪Maintained strong capital position
–CET1 capital ratio of 10.6%
–$0.7 billion of common dividends
–$0.4 billion of share repurchases

Fee income (non-GAAP)	2,123	2,069	7,925	7,345
Other noninterest income	217	198	764	711
Noninterest income	2,340	2,267	8,689	8,056
Revenue	6,071	5,915	23,099	21,555
Noninterest expense	3,603	3,461	13,834	13,524
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,468	2,454	9,265	8,031
Provision for credit losses	139	167	779	789
Net income	2,033	1,822	6,997	5,953

Per Common Share
Diluted earnings per share (EPS)	$4.88	$4.35	$16.59	$13.74
Average diluted common shares outstanding	394	396	396	400
Book value	140.44	135.67	140.44	122.94
Tangible book value (TBV) (non-GAAP)	112.51	107.84	112.51	95.33

Balance Sheet & Credit Quality
Average loans In billions	$327.9	$325.9	$323.4	$319.8
Average securities In billions	142.2	144.4	142.7	140.7
Average deposits In billions	439.5	431.8	428.8	421.2
Accumulated other comprehensive income (loss) (AOCI) In billions	(3.4)	(4.1)	(3.4)	(6.6)
Net loan charge-offs	162	179	744	1,041
Allowance for credit losses to total loans	1.58% %	1.61% %	1.58% %	1.64% %

Selected Ratios
Return on average common shareholders’ equity	14.33% %	13.24% %	12.90% %	11.92% %
Return on average assets	1.40	1.27	1.24	1.05
Net interest margin (NIM) (non-GAAP)	2.84	2.79	2.83	2.66
Noninterest income to total revenue	39	38	38	37
Efficiency	59	59	60	63
Effective tax rate	12.7	20.3	17.5	17.8
Common equity tier 1 (CET1) capital ratio	10.6	10.7	10.6	10.5

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

"By virtually all measures, 2025 was a successful year. Strong execution across all business lines resulted in record revenue, well controlled expenses and 21% earnings per share growth. We’re entering 2026 with great momentum and are excited about the opportunities in front of us, including the recently closed acquisition of FirstBank.”

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 2
Acquisition of FirstBank
▪On January 5, 2026, PNC completed its acquisition of FirstBank Holding Company, including its banking subsidiary FirstBank. As of close, FirstBank had $26 billion of assets, $16 billion of loans and $23 billion of deposits. Effective January 5, 2026, FirstBank’s financial results are included in PNC’s consolidated operations and will be reported in PNC’s first quarter 2026 results.
Income Statement Highlights
Fourth quarter 2025 compared with third quarter 2025
▪Total revenue of $6.1 billion increased $156 million, or 3%, driven by records in both net interest income and fee income.
–Net interest income of $3.7 billion increased $83 million, or 2%, and included the impact of lower funding costs, loan growth and the continued benefit of fixed rate asset repricing.
•Net interest margin increased 5 basis points to 2.84%.
–Fee income of $2.1 billion increased $54 million, or 3%, driven by higher capital markets and advisory activity.
–Other noninterest income of $217 million increased $19 million reflecting higher private equity revenue, partially offset by negative $41 million of Visa derivative adjustments primarily due to litigation escrow funding. Visa derivative adjustments were negative $35 million in the third quarter.
▪Noninterest expense of $3.6 billion increased $142 million, or 4%, driven by increased business activity and seasonality.
▪Provision for credit losses was $139 million in the fourth quarter.
▪The effective tax rate was 12.7% for the fourth quarter and 20.3% for the third quarter. The lower effective tax rate reflected favorable resolution of several tax matters.
Balance Sheet Highlights
Fourth quarter 2025 compared with third quarter 2025 or December 31, 2025 compared with September 30, 2025
▪Average loans of $327.9 billion increased $2.0 billion, or 1%, driven by growth in commercial loans, primarily within the commercial and industrial portfolio. Average consumer loans were stable as growth in both the auto and credit card loan portfolios was offset by declines in residential real estate loans.
▪Credit quality performance:
–Delinquencies of $1.4 billion increased $210 million, or 17%, due to higher commercial and consumer loan delinquencies.
–Total nonperforming loans of $2.2 billion increased $81 million, or 4%, as higher commercial and industrial nonperforming loans more than offset declines in commercial real estate nonperforming loans.
–Net loan charge-offs of $162 million decreased $17 million due to lower consumer and commercial net loan charge-offs.
–The allowance for credit losses of $5.2 billion decreased $0.1 billion. The allowance for credit losses to total loans was 1.58% at December 31, 2025 and 1.61% at September 30, 2025.
▪Average investment securities of $142.2 billion decreased $2.2 billion, or 2%, reflecting net paydowns and maturities in the held-to-maturity portfolio.
▪Average deposits of $439.5 billion increased $7.7 billion, or 2%, driven by growth in both commercial and consumer client accounts and activity, partially offset by lower brokered time deposits.
▪PNC maintained a strong capital and liquidity position:
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 3
–On January 5, 2026, the PNC board of directors declared a quarterly cash dividend on common stock of $1.70 per share to be paid on February 5, 2026 to shareholders of record at the close of business January 20, 2026.
–PNC returned $1.1 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.4 billion of common share repurchases.
–Share repurchase activity in the first quarter of 2026 is expected to approximate $600 million to $700 million.
–The Basel III common equity tier 1 capital ratio was an estimated 10.6% at December 31, 2025 and was 10.7% at September 30, 2025.
–PNC’s average LCR for the three months ended December 31, 2025 was 108%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	4Q25	3Q25	4Q24
Net income	$2,033	$1,822	$1,627
Net income attributable to diluted common shareholders	$1,922	$1,723	$1,505
Diluted earnings per common share	$4.88	$4.35	$3.77
Average diluted common shares outstanding	394	396	399
Cash dividends declared per common share	$1.70	$1.70	$1.60

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change		Change
				4Q25 vs		4Q25 vs
In millions	4Q25	3Q25	4Q24	3Q25		4Q24
Net interest income	$3,731	$3,648	$3,523	2%	%	6%	%
Noninterest income	2,340	2,267	2,044	3%	%	14%	%
Total revenue	$6,071	$5,915	$5,567	3%	%	9%	%

Total revenue for the fourth quarter of 2025 increased $156 million compared to the third quarter of 2025 and $504 million compared to the fourth quarter of 2024, driven by growth in both net interest income and noninterest income in each period.
Net interest income of $3.7 billion increased $83 million from the third quarter of 2025 and $208 million from the fourth quarter of 2024. In both comparisons, the increase included the impact of lower funding costs, loan growth and the continued benefit of fixed rate asset repricing.
Net interest margin was 2.84% in the fourth quarter of 2025, increasing 5 basis points and 9 basis points from the third quarter of 2025 and fourth quarter of 2024, respectively, reflecting the benefit of fixed rate asset repricing.

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 4

Noninterest Income				Change		Change
				4Q25 vs		4Q25 vs
In millions	4Q25	3Q25	4Q24	3Q25		4Q24
Asset management and brokerage	$411	$404	$374	2%	%	10%	%
Capital markets and advisory	489	432	348	13%	%	41%	%
Card and cash management	733	737	695	(1)%	%	5%	%
Lending and deposit services	342	335	330	2%	%	4%	%
Residential and commercial mortgage	148	161	122	(8)%	%	21%	%
Fee income (non-GAAP)	2,123	2,069	1,869	3%	%	14%	%
Other	217	198	175	10%	%	24%	%
Total noninterest income	$2,340	$2,267	$2,044	3%	%	14%	%

Noninterest income for the fourth quarter of 2025 increased $73 million, or 3%, compared with the third quarter of 2025. Asset management and brokerage fees increased $7 million driven by higher average equity markets and increased client activity. Capital markets and advisory revenue increased $57 million primarily due to an increase in merger and acquisition advisory activity. Lending and deposit services increased $7 million and included higher loan commitment fees. Residential and commercial mortgage revenue decreased $13 million driven by lower residential mortgage servicing rights valuation, net of economic hedge. Other noninterest income increased $19 million reflecting higher private equity revenue, partially offset by negative $41 million of Visa derivative adjustments primarily due to litigation escrow funding. Visa derivative adjustments were negative $35 million in the third quarter of 2025.
Noninterest income for the fourth quarter of 2025 increased $296 million, or 14%, from the fourth quarter of 2024. Fee income increased $254 million, or 14%, reflecting strong momentum across all business lines and fee income categories. Other noninterest income increased $42 million and included increased private equity revenue, partially offset by higher negative Visa derivative adjustments. Visa derivative adjustments were negative $41 million in the fourth quarter of 2025 compared to negative $23 million in the fourth quarter of 2024.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change		Change
				4Q25 vs		4Q25 vs
In millions	4Q25	3Q25	4Q24	3Q25		4Q24
Personnel	$2,033	$1,970	$1,857	3%	%	9%	%
Occupancy	247	235	240	5%	%	3%	%
Equipment	412	416	473	(1)%	%	(13)%	%
Marketing	101	93	112	9%	%	(10)%	%
Other	810	747	824	8%	%	(2)%	%
Total noninterest expense	$3,603	$3,461	$3,506	4%	%	3%	%

Noninterest expense for the fourth quarter of 2025 increased $142 million compared to the third quarter of 2025 and $97 million compared with the fourth quarter of 2024. In both comparisons, the increase was driven by increased business activity. Compared to the third quarter of 2025, the increase also reflected the impact of seasonality.
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 5
The effective tax rate was 12.7% for the fourth quarter of 2025 and reflected favorable resolution of several tax matters. The effective tax rate was 20.3% for the third quarter of 2025 and 14.6% for the fourth quarter of 2024.
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change		Change
				4Q25 vs		4Q25 vs
In billions	4Q25	3Q25	4Q24	3Q25		4Q24

Average
Commercial and industrial	$191.7	$189.0	$177.4	1%	%	8%	%
Commercial real estate	30.2	30.9	34.5	(2)%	%	(12)%	%
Equipment lease financing	7.0	6.9	6.7	1%	%	4%	%
Commercial	$228.9	$226.8	$218.6	1%	%	5%	%
Consumer	99.0	99.2	100.4	—		(1)%	%
Average loans	$327.9	$325.9	$319.1	1%	%	3%	%

Quarter end
Commercial	$232.5	$227.4	$216.2	2%	%	8%	%
Consumer	99.0	99.2	100.3	—		(1)%	%
Total loans	$331.5	$326.6	$316.5	2%	%	5%	%
Totals may not sum due to rounding

Average loans for the fourth quarter of 2025 increased $2.0 billion compared to the third quarter of 2025 and $8.9 billion compared to the fourth quarter of 2024.
Average commercial loans increased $2.1 billion and $10.3 billion compared to the third quarter of 2025 and the fourth quarter of 2024, respectively, driven by growth in the commercial and industrial portfolio, partially offset by continued runoff in commercial real estate loans.
Average consumer loans were stable compared to the third quarter of 2025 as growth in both the auto and credit card loan portfolios was offset by declines in residential real estate loans. In comparison to the fourth quarter of 2024, average consumer loans decreased due to declines in residential real estate loans, partially offset by growth in the auto loan portfolio.
Loans at December 31, 2025 increased $4.9 billion and $15.0 billion from September 30, 2025 and December 31, 2024, respectively.

Average Investment Securities				Change	Change
				4Q25 vs	4Q25 vs
In billions	4Q25	3Q25	4Q24	3Q25	4Q24

Available for sale	$69.9	$69.8	$63.6	—	10%	%
Held to maturity	72.3	74.6	80.3	(3)% %	(10)%	%
Total	$142.2	$144.4	$143.9	(2)% %	(1)%	%
Totals may not sum due to rounding

Average investment securities of $142.2 billion in the fourth quarter of 2025 decreased $2.2 billion compared to the third quarter of 2025 and $1.6 billion compared to the fourth quarter of 2024. In both comparisons, the decrease reflected net paydowns and maturities in the held-to-maturity portfolio.
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 6
The duration of the investment securities portfolio was 3.5 years as of December 31, 2025, 3.4 years as of September 30, 2025 and 3.5 years as of December 31, 2024. Net unrealized losses on available-for-sale securities were $1.8 billion at December 31, 2025, $2.1 billion at September 30, 2025 and $3.5 billion at December 31, 2024.

Average Deposits							Change		Change
							4Q25 vs		4Q25 vs
In billions	4Q25		3Q25		4Q24		3Q25		4Q24
Commercial	$224.0		$215.1		$211.6		4%	%	6%	%
Consumer	210.1		209.4		205.9		—		2%	%
Brokered time deposits	5.4		7.3		7.7		(26)%	%	(30)%	%
Total	$439.5		$431.8		$425.3		2%	%	3%	%

IB % of total avg. deposits	78%	%	79%	%	77%	%
NIB % of total avg. deposits	22%	%	21%	%	23%	%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

Fourth quarter 2025 average deposits of $439.5 billion increased $7.7 billion compared to the third quarter of 2025 and $14.3 billion compared to the fourth quarter of 2024, driven by growth in both commercial and consumer client accounts and activity, partially offset by lower brokered time deposits.

Average Borrowed Funds							Change	Change
							4Q25 vs	4Q25 vs
In billions	4Q25		3Q25		4Q24		3Q25	4Q24
Total	$60.3		$66.3		$67.2		(9)% %	(10)% %

Avg. borrowed funds to avg. liabilities	12%	%	13%	%	13%	%

Average borrowed funds of $60.3 billion in the fourth quarter of 2025 decreased $6.0 billion compared to the third quarter of 2025 and $6.9 billion compared to the fourth quarter of 2024. In both comparisons, the decrease reflected lower Federal Home Loan Bank advances.

Capital	December 31, 2025		September 30, 2025		December 31, 2024

Common shareholders’ equity In billions	$54.8		$53.2		$48.7
Accumulated other comprehensive income (loss) In billions	$(3.4)		$(4.1)		$(6.6)

Basel III common equity tier 1 capital ratio *	10.6%	%	10.7%	%	10.5%	%
*December 31, 2025 ratio is estimated. December 31, 2024 ratio reflects PNC's election to adopt the optional five-year CECL transition provision.

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2025 increased $1.6 billion from September 30, 2025 due to net income and an improvement in accumulated other comprehensive income, partially offset by dividends paid and share repurchases.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income of negative $3.4 billion at December 31, 2025 improved from negative $4.1 billion at September 30, 2025 and negative $6.6 billion at December 31, 2024. The change in each comparison reflected the
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 7
favorable impact of interest rate movements on securities and swaps and the continued accretion of unrealized losses.
In the fourth quarter of 2025, PNC returned $1.1 billion of capital to shareholders, reflecting $0.7 billion of dividends on common shares and $0.4 billion of common share repurchases. The Stress Capital Buffer (SCB) framework permits capital return in amounts in excess of SCB minimum levels. Consistent with this framework, PNC had approximately 35% of the 100 million common shares still available for repurchase at December 31, 2025 under the repurchase program previously approved by our board of directors.
Share repurchase activity in the first quarter of 2026 is expected to approximate $600 million to $700 million. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC’s SCB for the four-quarter period beginning October 1, 2025 is the regulatory minimum of 2.5%. On January 5, 2026, the PNC board of directors declared a quarterly cash dividend on common stock of $1.70 per share to be paid on February 5, 2026 to shareholders of record at the close of business January 20, 2026.
At December 31, 2025, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality							Change		Change
	December 31, 2025		September 30, 2025		December 31, 2024		12/31/25 vs		12/31/25 vs
In millions							09/30/25		12/31/24
Provision for credit losses (a)	$139		$167		$156		$(28)		$(17)
Net loan charge-offs (a)	$162		$179		$250		(9)%	%	(35)%	%
Allowance for credit losses (b)	$5,228		$5,253		$5,205		—		—
Total delinquencies (c)	$1,443		$1,233		$1,382		17%	%	4%	%
Nonperforming loans	$2,218		$2,137		$2,326		4%	%	(5)%	%

Net charge-offs to average loans (annualized)	0.20%	%	0.22%	%	0.31%	%
Allowance for credit losses to total loans	1.58%	%	1.61%	%	1.64%	%
Nonperforming loans to total loans	0.67%	%	0.65%	%	0.73%	%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $139 million in the fourth quarter of 2025, $167 million in the third quarter of 2025 and $156 million in the fourth quarter of 2024.
Net loan charge-offs were $162 million in the fourth quarter of 2025, decreasing $17 million compared to the third quarter of 2025 due to lower consumer and commercial net loan charge-offs. Compared to the fourth quarter of 2024, net loan charge-offs decreased $88 million driven by lower commercial real estate net loan charge-offs.
The allowance for credit losses was $5.2 billion at December 31, 2025 as well as at December 31, 2024, and $5.3 billion at September 30, 2025. The allowance for credit losses as a percentage of total loans was 1.58% at December 31, 2025, 1.61% at September 30, 2025 and 1.64% at December 31, 2024.
Delinquencies at December 31, 2025 were $1.4 billion, increasing $210 million from September 30, 2025, due to higher commercial and consumer loan delinquencies. Compared to December 31, 2024, delinquencies
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 8
increased $61 million as a result of higher commercial loan delinquencies, partially offset by lower consumer loan delinquencies.
Nonperforming loans were $2.2 billion at December 31, 2025 increasing $81 million compared to September 30, 2025 as higher commercial and industrial nonperforming loans more than offset declines in commercial real estate nonperforming loans. Compared to December 31, 2024, nonperforming loans decreased $108 million driven by lower commercial real estate nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q25	3Q25	4Q24
Retail Banking	$1,241	$1,324	$1,083
Corporate & Institutional Banking	1,514	1,459	1,365
Asset Management Group	121	117	95
Other	(856)	(1,092)	(933)
Net income excluding noncontrolling interests	$2,020	$1,808	$1,610

Retail Banking				Change	Change
				4Q25 vs	4Q25 vs
In millions	4Q25	3Q25	4Q24	3Q25	4Q24
Net interest income	$2,989	$3,016	$2,834	$(27)	$155
Noninterest income	$770	$790	$708	$(20)	$62
Noninterest expense	$1,977	$1,941	$2,010	$36	$(33)
Provision for credit losses	$155	$126	$106	$29	$49
Earnings	$1,241	$1,324	$1,083	$(83)	$158

In billions
Average loans	$97.0	$96.9	$98.6	$0.1	$(1.6)
Average deposits	$244.1	$243.3	$239.5	$0.8	$4.6

Net loan charge-offs In millions	$116	$126	$152	$(10)	$(36)

During the second quarter of 2025, certain operations were transferred into and out of the Retail Banking segment to better align products, services and operations with the appropriate business segment. Prior period results have been adjusted to conform with the current presentation. See a description of each change in the footnotes to table 16 in the Financial Supplement.

Retail Banking Highlights
Fourth quarter 2025 compared with third quarter 2025
▪Earnings decreased 6%, primarily due to higher noninterest expense and a higher provision for credit losses as well as lower net interest income and noninterest income.
–Noninterest income decreased 3%, primarily reflecting lower residential mortgage servicing rights valuation, net of economic hedge.
–Noninterest expense increased 2%, and included the impact of seasonality and technology investments.
–Provision for credit losses of $155 million in the fourth quarter of 2025 reflected portfolio activity.
▪Average loans were stable as growth in the auto, commercial and credit card loan portfolios was offset by lower residential real estate loans.
▪Average deposits were stable.

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 9
Fourth quarter 2025 compared with fourth quarter 2024
▪Earnings increased 15%, driven by higher net interest income and noninterest income as well as lower noninterest expense, partially offset by a higher provision for credit losses.
–Noninterest income increased 9%, primarily due to higher residential mortgage revenue and increased credit card and brokerage fees.
–Noninterest expense decreased 2%, primarily due to asset impairments recognized in the fourth quarter of 2024.
▪Average loans decreased 2%, as growth in the auto loan portfolio was more than offset by lower residential real estate and commercial loans.
▪Average deposits increased 2%, primarily due to higher consumer time, money market and savings deposits.

Corporate & Institutional Banking				Change	Change
				4Q25 vs	4Q25 vs
In millions	4Q25	3Q25	4Q24	3Q25	4Q24
Net interest income	$1,856	$1,777	$1,688	$79	$168
Noninterest income	$1,210	$1,132	$1,067	$78	$143
Noninterest expense	$1,107	$976	$981	$131	$126
Provision for credit losses	$14	$44	$44	$(30)	$(30)
Earnings	$1,514	$1,459	$1,365	$55	$149

In billions
Average loans	$214.6	$212.5	$203.7	$2.1	$10.9
Average deposits	$163.8	$155.2	$151.3	$8.6	$12.5

Net loan charge-offs In millions	$49	$53	$100	$(4)	$(51)

Corporate & Institutional Banking Highlights
Fourth quarter 2025 compared with third quarter 2025
▪Earnings increased 4%, reflecting higher net interest income and noninterest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 7%, driven by higher merger and acquisition advisory activity.
–Noninterest expense increased 13%, primarily due to higher variable compensation associated with increased business activity.
▪Average loans increased 1%, driven by growth in PNC’s corporate banking business, partially offset by a decline in the PNC real estate business.
▪Average deposits increased 6%, reflecting growth in corporate client accounts and activity.
Fourth quarter 2025 compared with fourth quarter 2024
▪Earnings increased 11%, driven by higher net interest income and noninterest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 13%, driven by higher capital markets and advisory fees, including increased merger and acquisition advisory fees, and growth in treasury management product revenue.
–Noninterest expense increased 13%, reflecting higher variable compensation associated with increased business activity.
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 10
▪Average loans increased 5%, driven by growth in PNC’s corporate banking and business credit businesses, partially offset by a decline in the PNC real estate business.
▪Average deposits increased 8%, reflecting growth in corporate client accounts and activity.

Asset Management Group				Change	Change
				4Q25 vs	4Q25 vs
In millions	4Q25	3Q25	4Q24	3Q25	4Q24
Net interest income	$180	$176	$161	$4	$19
Noninterest income	$260	$254	$242	$6	$18
Noninterest expense	$293	$273	$277	$20	$16
Provision for (recapture of) credit losses	$(11)	$4	$2	$(15)	$(13)
Earnings	$121	$117	$95	$4	$26

In billions
Discretionary client assets under management	$234	$228	$211	$6	$23
Nondiscretionary client assets under administration	$238	$212	$210	$26	$28
Client assets under administration at quarter end	$472	$440	$421	$32	$51

In billions
Average loans	$14.1	$14.2	$14.1	$(0.1)	—
Average deposits	$27.0	$26.9	$27.2	$0.1	$(0.2)

Net loan charge-offs (recoveries) In millions	—	$2	$2	$(2)	$(2)

During the second quarter of 2025, certain loans and deposits, and the associated income statement impact, were transferred from the Asset Management Group to Retail Banking to better align products and services with the appropriate business segment. Prior periods have been adjusted to conform with the current presentation.

Asset Management Group Highlights
Fourth quarter 2025 compared with third quarter 2025
▪Earnings increased 3%, due to a provision recapture as well as higher noninterest income and net interest income, partially offset by increased noninterest expense.
–Noninterest income increased 2%, primarily driven by higher average equity markets and positive net flows.
–Noninterest expense increased 7%, and included higher variable compensation associated with increased business activity.
▪Discretionary client assets under management increased 3%, and included positive net flows and higher spot equity markets.
▪Average loans and deposits were stable.
Fourth quarter 2025 compared with fourth quarter 2024
▪Earnings increased 27%, due to higher net interest income and noninterest income, as well as a provision recapture, partially offset by higher noninterest expense.
–Noninterest income increased 7%, reflecting higher average equity markets.
–Noninterest expense increased 6%, due to continued investments to support business growth.
▪Discretionary client assets under management increased 11%, driven by higher spot equity markets and positive net flows.
▪Average loans and deposits were stable.
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 11
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter 2025 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for 30 days at (877) 660-6853 and (201) 612-7415 (international), Access ID 13753963 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Kristen Pillitteri	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 12
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended						Year ended
Dollars in millions, except per share data	December 31		September 30		December 31		December 31		December 31
	2025		2025		2024		2025		2024
Revenue
Net interest income	$3,731		$3,648		$3,523		$14,410		$13,499
Noninterest income	2,340		2,267		2,044		8,689		8,056
Total revenue	6,071		5,915		5,567		23,099		21,555
Provision for credit losses	139		167		156		779		789
Noninterest expense	3,603		3,461		3,506		13,834		13,524
Income before income taxes and noncontrolling interests	$2,329		$2,287		$1,905		$8,486		$7,242
Income taxes	296		465		278		1,489		1,289
Net income	$2,033		$1,822		$1,627		$6,997		$5,953
Less:
Net income attributable to noncontrolling interests	13		14		17		61		64
Preferred stock dividends (a)	83		71		94		308		352
Preferred stock discount accretion and redemptions	3		2		2		9		8
Net income attributable to common shareholders	$1,934		$1,735		$1,514		$6,619		$5,529
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	12		12		9		43		33
Net income attributable to diluted common shareholders	$1,922		$1,723		$1,505		$6,576		$5,496
Per Common Share
Basic	$4.88		$4.36		$3.77		$16.60		$13.76
Diluted	$4.88		$4.35		$3.77		$16.59		$13.74
Cash dividends declared per common share	$1.70		$1.70		$1.60		$6.60		$6.30
Effective tax rate (b)	12.7%	%	20.3%	%	14.6%	%	17.5%	%	17.8%	%
PERFORMANCE RATIOS
Net interest margin (c)	2.84%	%	2.79%	%	2.75%	%	2.83%	%	2.66%	%
Noninterest income to total revenue	39%	%	38%	%	37%	%	38%	%	37%	%
Efficiency (d)	59%	%	59%	%	63%	%	60%	%	63%	%
Return on:
Average common shareholders' equity	14.33%	%	13.24%	%	12.38%	%	12.90%	%	11.92%	%
Average assets	1.40%	%	1.27%	%	1.14%	%	1.24%	%	1.05%	%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024 were $31 million, $30 million and $30 million, respectively. The taxable-equivalent adjustments to net interest income for the twelve months ended December 31, 2025 and December 31, 2024 were $117 million and $131 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31		September 30		December 31
	2025		2025		2024
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$573,572		$568,767		$560,038
Loans (a)	$331,481		$326,616		$316,467
Allowance for loan and lease losses	$4,410		$4,478		$4,486
Interest-earning deposits with banks	$32,936		$33,318		$39,347
Investment securities	$138,240		$141,523		$139,732
Total deposits (a)	$440,866		$432,749		$426,738
Borrowed funds (a)	$57,101		$62,344		$61,673
Allowance for unfunded lending related commitments	$818		$775		$719
Total shareholders' equity	$60,585		$58,990		$54,425
Common shareholders' equity	$54,828		$53,235		$48,676
Accumulated other comprehensive income (loss)	$(3,408)		$(4,077)		$(6,565)
Book value per common share	$140.44		$135.67		$122.94
Tangible book value per common share (non-GAAP) (b)	$112.51		$107.84		$95.33
Period end common shares outstanding (In millions)	390		392		396
Loans to deposits	75%	%	75%	%	74%	%
Common shareholders' equity to total assets	9.6%	%	9.4%	%	8.7%	%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$234		$228		$211
Nondiscretionary client assets under administration	238		212		210
Total client assets under administration	472		440		421
Brokerage account client assets	94		92		86
Total client assets	$566		$532		$507
CAPITAL RATIOS
Basel III (c) (d)
Common equity tier 1	10.6%	%	10.7%	%	10.5%	%
Tier 1 risk-based	11.9%	%	12.0%	%	11.9%	%
Total capital risk-based	13.5%	%	13.6%	%	13.6%	%
Leverage	9.4%	%	9.2%	%	9.0%	%
Supplementary leverage	7.6%	%	7.5%	%	7.5%	%
ASSET QUALITY
Nonperforming loans to total loans	0.67%	%	0.65%	%	0.73%	%
Nonperforming assets to total loans, OREO, foreclosed and other assets (e)	0.71%	%	0.70%	%	0.74%	%
Nonperforming assets to total assets	0.41%	%	0.40%	%	0.42%	%
Net charge-offs to average loans (for the three months ended) (annualized)	0.20%	%	0.22%	%	0.31%	%
Allowance for loan and lease losses to total loans	1.33%	%	1.37%	%	1.42%	%
Allowance for credit losses to total loans (f)	1.58%	%	1.61%	%	1.64%	%
Allowance for loan and lease losses to nonperforming loans	199%	%	210%	%	193%	%
Total delinquencies (In millions) (g)	$1,443		$1,233		$1,382
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2025 Form 10-Qs included, and our 2025 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 15 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 14 for additional information. The ratios as of December 31, 2025 are estimated.
(d)The December 31, 2024 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions.
(e)Amounts include nonaccrual servicing advances primarily to single asset/single borrower trusts with commercial real estate as collateral totaling $105 million and $127 million at December 31, 2025 and September 30, 2025, respectively.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 14
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2025 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC entered a three-year transition period, and the full impact of the CECL standard was phased-in to regulatory capital through December 31, 2024. Beginning in the first quarter of 2025, CECL is fully reflected in regulatory capital. See the table below for the September 30, 2025, December 31, 2024 and estimated December 31, 2025 ratios.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	December 31 2025 (estimated)		September 30 2025		December 31 2024

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$58,235		$57,312		$55,483
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,901)		(10,920)		(10,930)
All other adjustments	(76)		(71)		(86)
Basel III Common equity tier 1 capital	$47,258		$46,321		$44,467
Basel III standardized approach risk-weighted assets (b)	$444,551		$434,712		$422,399
Basel III Common equity tier 1 capital ratio (c)	10.6%	%	10.7%	%	10.5%	%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)The December 31, 2024 ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions.

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2025	2025	2025	2024
Noninterest income
Asset management and brokerage	$411	$404	$1,597	$1,485
Capital markets and advisory	489	432	1,548	1,250
Card and cash management	733	737	2,899	2,770
Lending and deposit services	342	335	1,310	1,259
Residential and commercial mortgage	148	161	571	581
Fee income (non-GAAP)	$2,123	$2,069	$7,925	$7,345
Other income	217	198	764	711
Total noninterest income	$2,340	$2,267	$8,689	$8,056

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2025	2025	2025	2024
Income before income taxes and noncontrolling interests	$2,329	$2,287	$8,486	$7,242
Provision for credit losses	139	167	779	789
Pretax pre-provision earnings (non-GAAP)	$2,468	$2,454	$9,265	$8,031

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2025	2025	2024
Book value per common share	$140.44	$135.67	$122.94
Tangible book value per common share
Common shareholders' equity	$54,828	$53,235	$48,676
Goodwill and other intangible assets	(11,138)	(11,163)	(11,171)
Deferred tax liabilities on goodwill and other intangible assets	237	243	241
Tangible common shareholders' equity	$43,927	$42,315	$37,746
Period-end common shares outstanding (In millions)	390	392	396
Tangible book value per common share (non-GAAP)	$112.51	$107.84	$95.33

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2025	2025	2025	2024
Net interest income	$3,731	$3,648	$14,410	$13,499
Taxable-equivalent adjustments	31	30	117	131
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,762	$3,678	$14,527	$13,630

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 17
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our views that:
–PNC’s baseline forecast remains for continued expansion, but slower economic growth in 2026 than in 2024 and 2025. Tariffs remain a drag on consumer spending and business investment, while AI-related capex and wealth effects have been key supports to growth. Consumer spending growth is slowing to a pace more consistent with household income growth. The One Big Beautiful Bill will be a net positive for economic growth in 2026.
−     The baseline forecast anticipates real GDP growth slowing to around 2% in 2026, with continued modest job gains and the unemployment rate at around 4.5%. Tariffs remain a risk to the outlook, and a reversal in sentiment around AI or a large decline in equity prices would be drags. Weaker labor force growth could lead to weaker long-run growth.
–Our baseline forecast is for the Federal Reserve to go on hold at the upcoming January meeting and stay on hold for the first half of this year. We expect modest additional easing in the second half of the year and expect 25 basis points cuts at the Federal Open Market Committee meetings in July and September 2026, resulting in a federal funds rate in the range of 3.00% to 3.25% by the fall. However, there are two-sided risks to this outlook: (1) if inflation re-accelerates or proves more persistent than expected, the Federal Reserve may cut less or (2) if growth falters or recession emerges, easing could be deeper and more prolonged.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

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PNC Reports Full Year 2025 Net Income of $7.0 Billion, $16.59 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our most recent Form 10-K and in any subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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